UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 8, 2011

STREAM GLOBAL SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33739	26-0420454
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 William Street, Suite 310, Wellesley, Massachusetts		02481
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (781) 304-1800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported, Robert Dechant ceased serving as Executive Vice President, Global Sales and Marketing of Stream Global Services, Inc. (the “Company”) on June 14, 2011 (the “Separation Date”). In connection with Mr. Dechant’s separation from the Company, the Company entered into an agreement (the “Separation Agreement”) with Mr. Dechant on July 8, 2011. The Separation Agreement provides that, subject to the terms and conditions set forth therein, Mr. Dechant will receive the following severance pay and benefits: (i) severance in the gross amount of $325,000 (an amount equal to twelve months of his base salary); (ii) for twelve months following the Separation Date, the full cost of any medical, dental, life and long-term disability insurance premiums relating to the continuation of such benefits to which Mr. Dechant was entitled during his employment with the Company; (iii) $114,366, representing sales commission payments for the first and second quarters of 2011; (iv) $65,000, representing Mr. Dechant’s June 2011 retention bonus payment; and (v) a pro rata portion of any amounts that would have otherwise been earned by Mr. Dechant pursuant to the Company’s 2011 Management Incentive Program, if any, payable at the time the Company pays its executives bonuses under that plan. In addition, the Separation Agreement contains non-competition and non-solicitation provisions for a one-year period following the Separation Date, confidentiality and non-disparagement provisions, and a full release of the Company, subject to certain exceptions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STREAM GLOBAL SERVICES, INC.

Date: July 12, 2011

	By:	/s/ Matthew A. Ebert
	Name:	Matthew A. Ebert
	Title:	General Counsel and Secretary

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